EXHIBIT 23


To the Board of Directors and Stockholders
Optical Coating Laboratory, Inc.


We consent to the incorporation by reference in the registration statement, dated December 14, 1998, on Form S-8 of Optical Coating Laboratory, Inc. of our report dated November 26, 1997, relating to the balance sheets of Flex Products, Inc. as of November 2, 1997, and November 3, 1996, and the related statements of operations and cash flows for the years then ended, which report appears in the October 31, 1997, annual report on Form 10-K of Optical Coating Laboratory, Inc.



KPMG Peat Marwick LLP
San Francisco, California
December 4, 1998